EXHIBIT 1

                    Report of Independent Public Accountants


To Exide Electronics Corporation
401(k) Retirement Benefit Plan Committee:


We have audited the accompanying statements of net assets available for plan benefits of Exide Electronics Corporation 401(k) Retirement Benefit Plan as of December 31, 1994 and 1993, and the related statement of changes in net assets available for plan benefits with fund information for the year ended December 31, 1994. These financial statements and the schedules referred to below are the responsibility of the Plan Committee. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Exide Electronics Corporation 401(k) Retirement Benefit Plan as of December 31, 1994 and 1993, and the changes in net assets available for plan benefits with fund information for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for benefits and the statement of changes in net assets available for benefits with fund information is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ARTHUR ANDERSEN LLP


Raleigh, North Carolina,
 March 15, 1995.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

                              Financial Statements
                           December 31, 1994 and 1993


                                      Index


Financial Statements:

Statements of Net Assets Available for Plan Benefits as of December 31, 1994 and 1993 Statement of Changes in Net Assets Available for Plan Benefits with Fund Information for the Year Ended December 31, 1994 Notes to Financial Statements -- December 31, 1994 and 1993

Schedules Supporting Financial Statements:

Schedule I -- Item 27(a) - Schedule of Assets Held for Investment Purposes as of December 31, 1994 Schedule VI -- Item 27(d) - Schedule of Reportable Transactions for the Year Ended December 31, 1994

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

              Statements of Net Assets Available for Plan Benefits
                        As of December 31, 1994 and 1993


                                                                1994          1993
                                                                ----          ----
Investments - At market value:
    Fidelity Puritan Fund                                   $ 2,298,956   $ 1,739,565
    Fidelity Growth Company Fund                              3,137,451     2,642,360
    Fidelity Growth and Income Portfolio                      3,312,370     2,647,749
    Fidelity Asset Manager Fund                                 696,687       497,184
    Fidelity Retirement Government Money Market Portfolio     8,446,708     7,098,514
    Fidelity U.S. Equity Index Portfolio                        928,704       781,606
    Loans to plan participants                                1,071,908       874,780
                                                              ---------       -------
                 Total investments                           19,892,784    16,281,758
                                                             ----------    ----------
Receivables:
    Employer contributions                                      591,687       636,048
    Employee contributions                                      209,716       171,038
                                                                -------       -------
                 Total receivables                              801,403       807,086
                                                                -------       -------
Total net assets available for plan benefits                $20,694,187   $17,088,844
                                                            ===========   ===========

The accompanying notes to financial statements and schedules are an integral part of this statement.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

 Statement of Changes in Net Assets Available for Plan Benefits with Fund
                                  Information
                      For the Year Ended December 31, 1994

                                                                           Fidelity
                                                    Fidelity              Retirement   Fidelity
                                       Fidelity      Growth    Fidelity   Government     U.S.
                            Fidelity    Growth        and       Asset       Money       Equity
                            Puritan    Company       Income    Manager      Market       Index   Participant
                             Fund        Fund       Portfolio   Fund       Portfolio   Portfolio    Loans       Other       Total
                             -------    -------    ---------    ------     ---------    -------    -------    --------    ---------
    Contributions-
       Employee             $397,057   $527,822   $  488,928   $156,387   $  658,168   $142,116   $       0  $         0 $2,370,478
       Employee rollover      40,810     64,766       48,534     23,727       21,837     19,582           0            0    219,256
       Employer              174,328    208,880      199,078     76,765    1,411,054     59,898           0            0  2,130,003
                             -------    -------      -------     ------    ---------     ------       -----        -----  ---------
                 Total       612,195    801,468      736,540    256,879    2,091,059    221,596           0            0  4,719,737
    Dividend income          168,403    131,478      234,865     26,192      310,352     27,091           0            0    898,381
    Realized and unrealized
    gains/(losses)          (143,084)  (186,250)    (168,977)   (73,155)           0    (17,361)          0            0   (588,827)
    Loan repayment-
       Principal              48,610     55,826       70,483      9,286      295,876     16,092    (496,173)           0          0
       Interest                3,479      3,824        4,223        495       14,400      1,137           0            0     27,558
    Decrease in receivables        0          0            0          0            0          0           0       (5,683)    (5,683)
    Other                         93          0           70         59            0         42           0            0        264
                                  --      -----        -----      -----        -----      -----       -----        -----     ------
                 Total
                 additions   689,696    806,346      877,204    219,756    2,711,687    248,597    (496,173)      (5,683) 5,051,430
Transfers to/from investment
  options                     90,736    (56,643)      43,159     16,223      (47,589)   (45,886)          0            0          0
Deductions:
    Benefits                (105,411)  (149,410)    (167,649)   (21,922)    (873,300)   (18,097)    101,399            0 (1,437,188)
    Loan withdrawals        (114,753)  (104,729)     (87,606)   (14,505)    (435,859)   (37,248)    794,700            0          0
    Participant loan fees       (877)      (473)        (487)       (49)      (6,745)      (268)          0            0     (8,899)
                                ----       ----         ----        ---       ------       ----       -----        -----     ------
Net increase (decrease) for
  year                       559,391    495,091      664,621    199,503    1,348,194    147,098     197,128       (5,683)  3,605,343
Net assets, beginning of
  year                     1,739,565  2,642,360    2,647,749    497,184    7,098,514    781,606     874,780      807,086  17,088,844
                           ---------  ---------    ---------    -------    ---------    -------     -------      -------  ----------
Net assets, end of year  $ 2,298,956 $3,137,451   $3,312,370   $696,687   $8,446,708   $928,704  $1,071,908     $801,403 $20,694,187
                         =========== ==========   ==========   ========   ==========   ========  ==========   ========== ===========

The accompanying notes to financial statements and schedules are an integral part of this statement.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan

                          Notes to Financial Statements
                           December 31, 1994 and 1993




1.  Description of the Plan:

The following description of the Exide Electronics Corporation (the Company) 401(k) Retirement Benefit Plan (the Plan) is provided for general information only. Participants should refer to the plan agreement for more complete information. The Plan was established effective January 1, 1989, and was subsequently amended February 1, 1992, and restated June 3, 1993. The Plan is designed to conform to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Funding Policy

Annual contributions to the Plan consist of:

     - Participant salary reduction contributions up to 15% of their total compensation not to exceed a maximum of $9,240 in 1994 and $8,994 in 1993.
     - An employer discretionary contribution of 2% of total compensation of participants.
     - An employer matching contribution equal to 50% of the employee contributions of up to 4% of their total compensation.
     - An employer discretionary contribution determined each year by the Company.

Eligibility

All full-time regular employees who were employed by the Company on December 31, 1988, were eligible to participate in the Plan on January 1, 1989. All full-time regular employees of the Company employed between January 1, 1989, and January 1, 1993, are generally eligible to participate in the Plan effective January 1 or July 1 following the date the employee completes six months of service. All full-time regular employees employed after January 1, 1993, are eligible to participate in the Plan as of the first day of the month coinciding with the completion of six months of service.

Vesting Provision

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the employer contribution portion of their accounts is based on the number of years of continuous service according to the following schedule:
                                      Years of                 Vesting
                                       Service                Percentage
                                          1                       20%
                                          2                       40
                                          3                       60
                                          4                       80
                                          5                      100

Benefit Provision

When a participant retires, becomes disabled or is deceased, the full value of the account balance is payable to the participant (or beneficiary, if participant is deceased). The form of payment available includes annuities, installments and single lump-sum payments.

Participant Loans

Participants may borrow from the Plan in any amount greater than $500 but less than 50% of the participant's vested account balance. In no event can the participant borrow more than $50,000. Loans are for a period not exceeding five years and bear interest at prime rate plus one percentage point, subject to applicable usury limits.

Withdrawals During Employment

A participant may elect to withdraw the lesser of his/her salary reduction contribution account balance or the amount necessary to satisfy a financial hardship. The withdrawal shall be authorized only in the event of an "immediate and heavy financial need" in an amount "necessary to satisfy the hardship"
(as defined by the applicable Internal Revenue Code Regulation).


2.  Summary of Significant Accounting Policies:


Tax Status

The Plan received a favorable tax determination letter on October 7, 1993, covering the June 3, 1993, restatement of the Plan. The plan sponsor is of the opinion that the Plan continues to meet the Internal Revenue Service requirements under Section 401(k) and, accordingly, no provision for income taxes has been made in the accompanying financial statements.

Basis of Accounting

The accompanying financial statements were prepared using the accrual method of accounting.


3.  Investments:

The investments of the Plan are held and administered by the trustee, Fidelity Management Trust Company. Investments are stated at market value as determined by the trustee based on quoted market prices, with the net increase for the year in the carrying value recognized as unrealized appreciation (depreciation) in the accompanying statement of changes in net assets available for plan benefits with fund information. Participants may choose to invest their monies among the following six investment funds which have varying degrees of risk:

Fidelity Puritan Fund - A growth and income fund which invests in a broadly diversified portfolio of common stocks, preferred stocks and bonds, including lower-quality, high-yield debt securities.

Fidelity Growth Company Fund - A growth fund which invests primarily in common stocks and securities convertible into common stock. It may invest in smaller, younger companies with above-average growth potential or larger companies that appear undervalued relative to their potential return.

Fidelity Growth and Income Portfolio - A growth and income fund which invests in common stocks, securities convertible into common stocks, preferred stocks and fixed-income securities.

Fidelity Asset Manager Fund - A diversified fund which invests in stocks, bonds and short-term, fixed income instruments. More specifically, investments are normally made in growth, high-dividend or blue chip stocks; investment grade bonds; and money market instruments.

Fidelity Retirement Government Money Market Portfolio - This money market fund invests in obligations issued by the U.S. Government.

Fidelity U.S Equity Index Portfolio - A growth and income fund which seeks investment results that correspond to the performance of companies comprising the Standard & Poor's 500.

These six funds are listed on the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits with fund information. In addition, the statement of changes in net assets available for plan benefits with fund information has a column entitled "Other." This column reflects the amount of receivables and changes in receivables of the Plan, as these accruals have not been reflected in the individual funds as reported by the trustee. The following assets were individually greater than 5% of the plan's net assets as of December 31, 1994:

                                                      Current Value
Description
Fidelity Puritan Fund                                  $2,298,956
Fidelity Growth Company Fund                            3,137,451
Fidelity Growth and Income Portfolio                    3,312,370
Fidelity Retirement Government Money Market Portfolio   8,446,708
Loans to Participants                                   1,071,908

Effective January 1994, the Plan was amended to add an investment fund comprised of the Company's common stock. This investment option was not executed during 1994, but is anticipated for plan year 1995.


4.  Administrative Service Fees:

Administrative service fees incurred on behalf of the Plan are paid by the plan sponsor, except for administrative fees related to participant loans.


5.  Distributions upon Plan Termination:

The Company has the right, at any time, to terminate the Plan by delivering to the trustee and the administrator written notice of such termination. Upon termination, all amounts credited to the affected participants' accounts shall become 100% vested and will not thereafter be subject to forfeiture, and all unallocated amounts shall be allocated to the accounts of all participants in accordance with the Plan provisions. The Company has no plans for terminating the Plan at this time.


6.  Reconciliation to Form 5500:

Net assets available for plan benefits include amounts allocated to terminated employees of $11,139 at December 31, 1994, and $16,876 at December 31, 1993. These amounts are recorded as liabilities in the Plan's Form 5500; however, these amounts are not recorded as liabilities in accordance with generally accepted accounting principles. The following table reconciles net assets available for plan benefits per the financial statements to the Form 5500 as filed by the Plan for the year ended December 31, 1994:

                                                                         Net Assets Available
                            Benefit Claims Payable    Benefit              for Plan Benefits
                            ---------------------  Payments and     ------------------------------
                            Beginning of   End of    Hardship        Beginning of
                               Year         Year    Withdrawals          Year         End of Year
                             ---------   ---------- ------------    -------------    -------------
Per financial statements       $     0    $     0    $ 1,437,188     $ 17,088,844     $ 20,694,187

  Accrued benefit payments-
      Beginning of year         16,876          0        (16,876)         (16,876)               0
      End of year                    0     11,139         11,139                0          (11,139)
                                  ----     ------         ------         --------          -------
  Per Form 5500                $16,876    $11,139    $ 1,431,451     $ 17,071,968     $ 20,683,048
                               =======    =======    ===========     ============     ============

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan
                                 EIN: 23-2119242

          Item 27(a) -- Schedule of Assets Held for Investment Purposes
                             As of December 31, 1994







                               Investment Description                  Cost       Market Value
                                                                    ---------     ------------
Fidelity Puritan Fund                                            $  2,367,388    $  2,298,956
Fidelity Growth Company Fund                                        3,106,636       3,137,451
Fidelity Growth and Income Portfolio                                3,238,738       3,312,370
Fidelity Asset Manager Fund                                           729,100         696,687
Fidelity Retirement Government Money Market Portfolio               8,446,708       8,446,708
Fidelity U.S. Equity Index Portfolio                                  864,916         928,704
Participant loans, interest at 7% to 9.5%                             874,780       1,071,908
                                                                      -------       ---------
                                                                  $19,628,266     $19,892,784
                                                                  ===========     ===========


Note: The above assets are held by the trustee, Fidelity Management Trust Company, except for participant loans.

                          Exide Electronics Corporation
                         401(k) Retirement Benefit Plan
                                 EIN: 23-2119242

                Item 27(d) -- Schedule of Reportable Transactions
                      For the Year Ended December 31, 1994





                                             Number of         Purchase       Selling
      Description of Transaction            Transactions         Price         Price       Cost         Net Gain/(Loss)
                                            ------------      ----------     --------     -------       --------------
Purchase of Fidelity Puritan Fund               122           $1,092,409   $       0             0             0
Sale of Fidelity Puritan Fund                    73                    0     389,936       382,699         7,237
Purchase of Fidelity Growth and Income
    Portfolio                                   125            1,221,995           0             0             0
Sale of Fidelity Growth and Income
    Portfolio                                    72                    0     388,394       374,565        13,829
Purchase of Fidelity Growth Company
    Fund                                        124            1,487,762           0             0             0
Sale of Fidelity Growth Company Fund
                                                 79                    0     806,422       794,671        11,751
Purchase of Fidelity Retirement
    Government Money Market Portfolio
                                                127            3,583,186           0             0             0
Sale of Fidelity Retirement Government
    Money Market Portfolio                      123                    0   2,234,992     2,234,992             0


Notes:
     (1) The above transactions represent all reportable transactions in excess of 5% of the current (market) value of plan assets at the beginning of the plan year.

     (2) Schedules II, III, IV and V, as required under the Employee Retirement Income Security Act guidelines, are not applicable.